Exhibit 99.1

Genpact Limited Announces Quarterly Dividend and Expansion of Share Repurchase Program

NEW YORK, February 10, 2017 – Genpact Limited (NYSE: G), a global leader in digitally-powered business process management and services, today announced that its Board of Directors has approved a dividend program under which Genpact intends to pay a regular quarterly cash dividend of $0.06 to holders of its common shares, representing a planned annual dividend of $0.24 per share.  The initial dividend will be paid on or about March 28, 2017 to shareholders of record as of the close of business on March 10, 2017.  The declaration of any future dividends is subject to the discretion of the Board of Directors.

In addition, Genpact today announced that its Board of Directors has approved a $500 million increase to its existing $750 million share repurchase program.  Genpact currently has approximately $158 million available under its existing $750 million program. Genpact anticipates purchasing its common shares from time to time on the open market or in privately negotiated transactions, and has completed $592 million in share repurchases since the share repurchase program was first announced in February 2015. The timing and amount of any shares repurchased will be determined by Genpact’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when Genpact might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be canceled.

The dividend and share repurchase program is expected to be funded through a combination of surplus cash on Genpact’s balance sheet, operating cash flows, and borrowings under its existing credit facilities.

About Genpact

Genpact (NYSE: G) stands for “generating business impact.”  We are a global leader in digitally-powered business process management and services. We architect the Lean DigitalSM enterprise through our patented Smart Enterprise Processes (SEPSM) framework that reimagines our clients’ operating models end-to-end, including the middle and back offices. This creates Intelligent OperationsSM that we help design, transform, and run. The impact on our clients is a high return on transformation investments through growth, efficiency, and business agility.  For two decades, first as a General Electric division and later as an independent company, we have been passionately serving our clients. Today, we generate impact for a few hundred strategic clients, including approximately one-fifth of the Fortune Global 500, and have grown to over 75,000 people in 25 countries, with key offices in New York City. The resulting business process and industry domain expertise and experience running complex operations are a unique heritage and focus that help us drive the best choices across technology, analytics, and organizational design. For additional information, visit www.genpact.com.

Safe Harbor

Statements in this press release regarding Genpact’s intention to pay dividends or repurchase shares of its common stock from time to time under its share repurchase program, the intended use of any repurchased shares and the source of funding for dividend payments or share repurchases are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of Genpact’s stock prevailing from time to time, the nature of other investment opportunities presented to Genpact from time to time, Genpact’s cash flows from operations, general economic conditions, and other factors identified in Genpact’s most recent Annual Report on Form 10-K and other reports filed with the SEC. Genpact undertakes no obligation to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

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Contacts

Investors	Roger Sachs, CFA
+1 (203) 808-6725
roger.sachs@genpact.com

Media	Gail Marold +1 (919) 345-3899 gail.marold@genpact.com